UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number
         333-161052

FUEL DOCTOR HOLDINGS, INC.

Delaware	333-161052	20-2274999
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

23961 Craftsman Road #L

Calabasas, California 91302

(Address of Principal Executive Offices)

(818) 224-5678

(Issuer Telephone Number)

Common Stock, Par Value  $0.001

(Title of each class of securities covered by this Form)

None

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)

      .

Rule 12g-4(a)(2)

      .

Rule 12h-3(b)(1)(i)

      .

Rule 12h-3(b)(1)(ii)

      .

Rule 15d-6

  X .

Approximate number of holders of record as of the certification or notice date:  109

Pursuant to the requirements of the Securities Exchange Act of 1934 (Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:       03/25/13

By:      /s/   Gina M. Austin

Name:  Gina M. Austin

Title:    Corporate Counsel